As filed with the Securities and Exchange Commission on November 22, 2004

Registration No. 033-64029

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ATRIX LABORATORIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1043826 (I.R.S. Employer Identification No.)

2579 Midpoint Drive
Fort Collins, Colorado 80525
(970) 482-5868
(Address of Principal Executive Offices including Zip Code)

Non-Qualified Stock Option Plan
(Full title of the plan)

Michael R. Duncan
President
ATRIX LABORATORIES, INC.
2579 Midpoint Drive
Fort Collins, Colorado 80525
(970) 482-5868
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code for Agent for Service)

Copy to:
Ora T. Fisher, Esq.
Nicholas S. O’Keefe, Esq.
Latham & Watkins LLP
135 Commonwealth Drive
Menlo Park, California 94025
(650) 328-4600

DEREGISTRATION OF COMMON STOCK

     On November 07, 1995, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 033-64029 (the “Registration Statement”), for the sale of 100,000 shares of the common stock (the “Common Stock”), par value $.01 per share, of the Registrant under the Registrant’s Nonqualified Stock Option Plan (the “Plan”).

     On June 10, 1998, the Registrant filed with the Commission a Post-Effective Amendment No. 1 on Form S-8, Registration No. 033-64029, to the Registration Statement (the “Amendment”), for the sale of 50,000 shares of Common Stock under the Plan.

     On November 19, 2004, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 14, 2004, by and among the Registrant, QLT Inc. and Aspen Acquisition Corp., a wholly-owned subsidiary of QLT Inc., Aspen Acquisition Corp. merged with and into the Registrant, and the Registrant became a wholly-owned subsidiary of QLT Inc. Each share of Common Stock outstanding immediately prior to the effective time of the merger was converted into the right to receive one QLT common share and U.S.$14.61 in cash, without interest. Because the Registrant is no longer a public company, this Post-Effective Amendment No. 2 is being filed to deregister all of the unissued shares of Common Stock formerly issuable under the Plan and registered under the Registration Statement and the Amendment.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Collins, State of Colorado, on this November 22, 2004.

ATRIX LABORATORIES, INC.
By:	/s/ Michael R. Duncan
Michael R. Duncan
President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form S-8 has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
/s/ Michael R. Duncan Michael R. Duncan	President (Principal Executive Officer) and Director	November 22, 2004
/s/ Gregory A. Gould Gregory A. Gould	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	November 22, 2004
/s/ Paul J. Hastings Paul J. Hastings	Director	November 22, 2004
/s/ Eric Dadey Eric Dadey	Director	November 22, 2004